Exhibit 10.6

Summary of Lease Agreement

Note: this summary does not contain a full or direct translation of the terms of the original Hebrew-language lease agreement, and is designated solely for the purpose of providing a general presentation of such agreement.

On December 11, 2007, Azorei Malal Industries Ltd. (the “Lessor”) and Cellebrite DI Ltd. (the “Company”) entered into a lease agreement, and into the addendums thereto, dated as of January 12, 2015, March 12, 2015, May 19, 2016, October 18, 2017, January 17, 2019, and March 3, 2019 (collectively, the “Lease Agreement”).

1.	The Premises

Certain spaces in a building located in Petach-Tikva, on 94 Em Hamoshavot Rd. (the “Asset”).

The total square meters of the leased premises includes 6,386 square meters of office spaces on the fourth floor, fifth floor, sixth floor, seventh floor and eighth floor (the “Premises”), as well as 168 parking spaces.

2.	Purpose of the Lease

The Premises are to be used by the Company for its activities in the field of digital intelligence.

3.	Leasing Period

An initial lease period of three years, that commenced on December 11, 2007 (the “Initial Period”), as extended to an additional term ending on May 15, 2026 (the “Extended Period”).

4.	Consideration

The monthly lease fee for the Premises is approximately 731,678 NIS, excluding VAT (US$ 223,184 subject to the exchange rate of June 20, 2021), and a monthly fee in the amount of approximately 71,904 NIS, excluding VAT (US$ 21,932 subject to the exchange rate of June 20, 2021) for the parking space, all linked to the Israeli consumer price index (the “Base Rental Fee”).

5.	Guarantees and Security Deposits

The Company provided the Lessor with an autonomous bank guarantee in the amount of NIS [_______] (excluding VAT), which is equivalent to four monthly Base Rental Fees, in order to ensure compliance with the Lease Agreement. The security deposit will serve as payment of the Base Rental Fees for the last four months of the lease.

6.	Insurance

The Company shall maintain customary insurances.

7.	Termination of the Lease Agreement

The Company shall not be entitled to terminate the Lease Agreement prior to the expiration of the Leasing Period, except upon the Company’s request to terminate the Lease Agreement 5 years following its execution, and by providing the Lessor with a prior written notice, at least 6 months in advance.

Note: this summary does not contain a full or direct translation of the terms of the original Hebrew-language lease agreement, and is designated solely for the purpose of providing a general presentation of such agreement.

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